Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT

This Confidential Separation Agreement (the “Agreement”) is made by and between Renovis, Inc. (hereinafter, the “Company”) and Tito A. Serafini (“Serafini”) (together referred to as “the Parties”) and is entered into as of December 22, 2006, effective the eighth day after Serafini’s signature without revocation (the “Effective Date”).

WHEREAS, Serafini is a founder of the Company and is employed by the Company as VP, Technology;

WHEREAS, Serafini has entered into with the Company an Amended and Restated Employment Agreement dated September 15, 2006 (the “Employment Agreement”), an Employee Proprietary Information and Inventions Agreement, and an Indemnity Agreement dated April 8, 2005 (the “Indemnity Agreement”);

WHEREAS, the Company on April 21, 2000, May 9, 2002, March 18, 2003, August 22, 2003 and September 24, 2003 granted Serafini options to purchase an aggregate of 211,108 shares of the Company’s common stock (the “Stock Options”) subject to the terms and conditions of the Company’s 2003 Stock Plan, the 2003 Equity Incentive Plan, the 2000 Equity Incentive Plan, and related amendments thereto, including any exhibits thereto (collectively, the “Plans”);

WHEREAS, the Company on February 9, 2005 and January 16, 2006 granted Serafini options to purchase an aggregate of 85,000 shares of the Company’s common stock (the “Underwater Stock Options”) subject to the terms and conditions of the Company’s 2003 Stock Plan;

WHEREAS, the Company on June 9, 2000 granted Serafini 88,888 founders shares of the Company’s common stock) subject to the terms and conditions of the Founders Agreement.

WHEREAS, Serafini has tendered his resignation, and the Company accepts such resignation effective as of January 3, 2007 (the “Separation Date”); and

WHEREAS, the Parties agree that Serafini’s resignation qualifies as a “Constructive Termination” as defined in Paragraph 12(d) (3) of the Employment Agreement.

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1. Employment/Consulting.

(a) Serafini’s employment as the Company’s VP, Technology will terminate on January 3, 2007 (the Separation Date), at which time Serafini will be paid all wages, including accrued, unused vacation, earned through the Separation Date. Following the Separation Date, Serafini shall not be eligible for the accrual of any employment benefits including, without

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Confidential

limitation, paid vacation. The Company shall promptly reimburse Serafini for all business expenses submitted by him on or before February 1, 2007, in accordance with the terms of the Company’s policy regarding such reimbursements. Effective as of January 3, 2007 Serafini will no longer be an officer of the Company.

(b) From the Separation Date until such time as either party gives seven (7) days’ notice of termination in writing (the “Consulting Period”), Serafini will be available to reasonably assist the Company’s Senior Executives, during regular business hours and at mutually agreeable times, for up to four (4) days per month (the “Consulting Services”) through January 31, 2007. The Company will promptly reimburse Serafini for pre-approved expenses incurred by him in providing Consulting Services, in accordance with the Company’s expense reimbursement policies. As compensation for any Consulting Services provided by him, the Company shall pay him $8,000. At the mutual agreement of the Company and Serafini, Serafini may provide, at the Company’s request, additional Consulting Services to the Company from February 1, 2007 through June 30, 2007 at a rate of $2,000 per day.

2. Settlement Compensation.

(a) Cash. On the later of the Separation Date or the Effective Date, the Company will pay Serafini in a lump sum, less all applicable taxes and other authorized withholding, the equivalent of twelve (12) months’ of Serafini’s current gross base monthly salary (in the gross amount of $264,500).

(b) Bonus Compensation for 2006 Calendar Year. On the later of the Separation Date or the Effective Date, the Company will pay Serafini in a lump sum, less all applicable taxes and other authorized withholding, the equivalent of a bonus for the 2006 calendar year, in an amount determined by the Company, based in part upon defined, measurable objectives, and in part upon the Company’s assessment, in its sole discretion, of the value of Serafini’s contributions (in the gross amount of $69,400.69).

(c) COBRA. Health coverage shall end on January 31, 2007. Thereafter, Serafini may elect to continue to participate in the Company’s group health insurance plans pursuant to COBRA. If Serafini elects COBRA coverage, the Company shall pay his COBRA payments for up to twelve full months after his Separation Date, or such earlier date as Serafini informs the Company in writing that he no longer desires COBRA coverage. After such twelve month period, Serafini shall be responsible for such payments through the end of the COBRA election period as established under federal law.

(d) Stock Option Vesting and Acceleration of Stock Option Vesting. The Parties agree that Serafini will have already vested as of the Separation Date in 306,695 (three hundred six thousand six hundred ninety five) shares of common stock under the Stock Options (i.e., the Stock Options will have vested and become exercisable with respect to an aggregate of 69,599 shares of common stock, 306,695 vested less 228,145 already exercised). The parties further agree that 8,951 (eight thousand nine hundred and fifty one) shares are subject to the repurchase provisions of the 2003 Equity Incentive Plan as of January 3, 2007 because unvested options have been early exercised. Serafini has decided not to exercise the Underwater Stock Options for any additional consideration and therefore they will automatically return to the

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Company on the Separation Date. As part of the Settlement Compensation, the Company will waive its repurchase rights regarding the 8,951 shares subject to repurchase and will accelerate the vesting of these shares. The Parties further agree that as part of the Settlement Compensation, Serafini will additionally vest in 34,245 (thirty four thousand two hundred forty five) shares of common stock under the Stock Options, such vesting to occur immediately upon the later of the Effective Date or the Separation Date. After taking into account the foregoing accelerated vesting and the return of the underwater options, Serafini shall have vested in a total of 299,996 (two hundred ninety nine thousand nine hundred ninety six) shares of the Stock Options, allocated by stock option grant in accordance with Exhibit A hereto.

(i) Serafini shall have until December 31, 2007 to exercise the vested Stock Options. The Underwater Options shall expire and be unexercisable as of the Effective Date.

(ii) From the date of this Agreement through the expiration of the exercise period for the Stock Options, Serafini shall strictly comply with the Company’s Insider Trading Policy, including, among other things, clearing all trades in Company stock with the Company’s Compliance Officer. Promptly after any exercise by Serafini of any Stock Options, one or more certificates representing the shares with respect to which such Stock Options were exercised shall be delivered to Serafini and shall be subject to such legends as are consistent with the agreements to which Serafini is a party and the Securities Act of 1933, as amended.

(iii) Except as expressly provided herein, all of the Stock Options shall continue to be subject to all the other terms of the Plan.

(e) No Other Benefits. Serafini understands and acknowledges that he shall be entitled to no separation benefits from the Company other than those expressly set forth in this Section 2.

3. Releases of Claims.

(a) Serafini agrees that the Company’s obligations in this Agreement represents settlement in full of all outstanding obligations owed to Serafini by (and any and all actual and/or potential claims by Serafini against) the Company and its predecessors, successors, divisions, subsidiaries, officers, managers, supervisors, agents and employees. Serafini hereby fully and forever releases the Company and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (“collectively, the Company Releasees”), from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue (except to enforce the Agreement and related surviving rights), any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Serafini may possess against any of the Company Releasees arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement.

(b) The Company, on its own behalf, and (to the fullest extent allowed) on behalf of its divisions, subsidiaries, predecessor and successor corporations, hereby fully and

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forever releases Serafini and his respective heirs, family members, and executors, agents, attorneys and assigns (collectively, the “Serafini Releasees”), from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, that the Company and/or the Company Releasees may possess against Serafini and/or any of the Serafini Releasees, arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement and that are known, or in the exercise of reasonable diligence should be known to, the Company’s Board of Directors.

(c) The above releases include, without limitation:

(i) any and all claims relating to or arising out of Serafini’s employment relationship with the Company and the termination of that relationship (except for any claims for indemnity arising under California law, the indemnification provisions of the Company’s Certificate of Incorporation and Bylaws and the Indemnity Agreement);

(ii) any and all claims relating to, or arising from, Serafini’s right to purchase, or actual purchase of shares of stock of the Company;

(iii) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion;

(iv) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the California Family Rights Act; the California Fair Employment and Housing Act; and the California Labor Code;

(v) any and all claims for violation of the federal, or any state, constitution;

(vi) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(vii) any claim for any loss, cost, damage, or expense arising out of any dispute over either the non-withholding or other tax treatment only of any of the proceeds paid to Serafini as a result of this Agreement; and

(viii) any and all claims for attorneys’ fees and costs, not paid herein.

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(d) The Parties agree that the releases set forth in this Paragraph 4 shall be and remain in effect in all respects as complete general releases as to the matters released. These releases expressly do not extend to any obligations incurred under (or excepted in) this Agreement.

(e) In accordance with the Older Workers Benefit Protection Act of 1990, Serafini confirms that he has been advised of and is aware of the following:

(i) He has the right to consult with an attorney before signing this Agreement;

(ii) He has twenty-one (21) days from the date he receives a copy of this Agreement to consider it;

(iii) He may waive the above-described twenty-one (21) day notice period by signing this Agreement prior to the expiration of that notice period; and

(iv) He has seven (7) days after signing this Agreement to revoke his acceptance of it, and this Agreement will not be effective until that revocation period has expired. In order for the revocation to be effective, Serafini must provide revocation in writing and delivered to either CEO or SVP-HR, Renovis, Inc, Two Corporate Drive, South San Francisco, CA 94080, (650) 266-1533, (650) 745-0887 fax, on or before 5:00 p.m. on the seventh (7th) day after the date on which you sign this Agreement.

4. Civil Code Section 1542 Waivers; Release Exceptions. Serafini represents that he is not aware of any claim by him or by the Serafini Releasees against any of the Company Releasees other than the claims that are released by this Agreement. The Company represents that it is not aware of any claim by it or any other third party against Serafini other than the claims that are released by this Agreement. Each Party acknowledges that he/it has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each Party, being aware of said code section, agrees to expressly waive any rights he/it may have there under, as well as under any other statute or common law principles of similar effect. Nevertheless, none of the waivers and releases in this Agreement shall waive, release, apply to and/or limit in any way either: (1) Serafini’s legally-vested rights (if any) earned through the Separation Date under any benefit plan of the Company (e.g., the Plan, 401(k) plan), pursuant to any Company insurance policy(ies), and/or that are not waivable under applicable law (e.g., regarding unemployment, workers compensation, or ERISA); (2) Serafini’s right to indemnification, and to a defense from the Company, and to be held harmless by the Company pursuant to the Indemnity Agreement and any applicable insurance policy(ies), statute(s),

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common law obligation(s), or otherwise; (3) claims that the Company has against Serafini based upon facts not known to the Board of Directors of the Company as of the Effective Date; (4) Serafini’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Serafini does release his right to secure any damages for alleged discriminatory treatment; (5) either Party’s rights to enforce the Agreement; and (6) either Party’s rights to raise claims for the other Party’s (and associated releasees’) post-Effective Date activities.

5. Confidentiality. Except as permitted herein, the Parties agree to maintain in complete confidence the terms of this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law or otherwise permitted herein, Serafini may disclose Separation Information only to his immediate family members, in any process to enforce (or defend against claimed breaches of) the Agreement, Serafini’s legal counsel, accountant, financial planner and any professional tax advisor, and must use reasonable efforts to prevent disclosure of any Separation Information to all other third parties. The Company agrees to disclose Separation Information only to the Board of Directors and those Company executives determined by the Company to need such Separation Information, designated deposition officers in response to valid subpoenas issued to the Company, the Court and/or arbitrator in proceedings to enforce the terms of this Agreement, the Company’s attorneys, accountants and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to provide tax returns, in public filings by the Company with the Securities and Exchange Commission to the extent necessary, or as otherwise required by business necessity, and to the extent necessary to prevent disclosure of any Separation Information to all other third parties. The Parties agree that they will not otherwise publicize, directly or indirectly, any Separation Information, other than to disclose words to the effect that “any issues have been settled to the mutual satisfaction of all Parties,” “I can’t discuss that because of an agreement.”

6. Confidential Information; Return of Company Property.

(a) Serafini hereby expressly confirms his continuing obligations to the Company pursuant to the Employee Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”), attached as Exhibit B hereto, which Confidentiality Agreement Serafini represents and warrants he executed during the course of his employment, and the terms of which Serafini acknowledges and agrees apply to the entire period of his employment.

(b) As agreed by Serafini and the Company, Serafini shall destroy or delete, on his own time and at his own expense, no later than January 31, 2007 (and deliver a schedule detailing such destruction) the following documents and materials: (i) confidential information of any third party to which the Company owes a duty of confidentiality; (ii) documents containing tables of chemical structures of Company proprietary compounds that are not publicly available; (iii) presentation materials for presentations to the Company Board of Directors. The Company acknowledges and agrees that Serafini may retain: (x) publicly available information from journals, trade publications, or data bases; (y) Company business information and documents dating from prior to January 2006; and (z) email and other correspondence that contain the Company’s proprietary information or trade secrets. The Company shall have the right to inspect all documents, files, and materials in Serafini’s

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possession, including the equipment described in Section 6(c) below, and to identify any additional documents or materials to be destroyed or deleted. To the extent that Serafini, to his knowledge, has any originals, or sole copies, of Company documents or files, such documents or files shall be returned to the Company, and not deleted or destroyed.

(c) Serafini shall return to the Company on the Separation Date all equipment of the Company in his possession or control. Notwithstanding the foregoing, Serafini shall be allowed to retain his Company-issued laptop computer, PDAs, old computers, and associated equipment currently in Serafini’s possession, such as routers and monitors, after the Company has removed from such devices Company information as set forth in Section 6(b) above.

7. No Cooperation. Serafini agrees that he will not act in any manner that is intended to (and does) materially damage the business of the Company. The Company agrees that it will not act in any manner that is intended to (and does) materially damage Serafini. Each Party further agrees that he/it will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the other Party, unless involuntarily under a subpoena or other court order to do so. Each Party agrees both to immediately notify the other Party upon receipt of any such subpoena or court order related in any way to Serafini’s Company employment, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the other Party. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by those third parties against the other Party, the contacted Party shall state no more than that he/it cannot provide counsel or voluntary assistance.

8. Cooperation in Future Investigations or Litigation. Serafini agrees to give full cooperation, at the Company’s request, in any pending or future litigation, arbitration or administrative proceeding or inquiry brought against the Company, and in any investigation the Company or any government agency may conduct. Serafini shall be reimbursed for all reasonable expenses incurred by him in compliance with this paragraph. Notwithstanding the foregoing, the Company shall have no obligation to pay Serafini for time spent and expenses incurred by him in any pending or future litigation or arbitration which Serafini has initiated or which has been initiated on his behalf.

9. Non-Disparagement. Serafini agrees to refrain from any defamation, libel or slander of the Company, and any tortious interference with the contracts, relationships and prospective economic advantage of the Company. The Company agrees that its Directors and Officers shall refrain from any defamation, libel or slander of Serafini, and that the Company shall refrain from any tortious interference with the contracts, relationships and prospective economic advantage of Serafini.

10. No Admission of Liability. Each Party understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by either Party, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.

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11. Costs. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with the preparation of this Agreement.

12. Authority. The Company represents and warrants that the undersigned have the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Serafini represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

13. No Representations. Each Party represents that he/it has consulted with or has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Each Party has not relied upon any representations or statements made by the other Party or that Party’s agents which are not specifically set forth in this Agreement.

14. Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

15. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, etc., plus reasonable attorneys’ fees, incurred in connection with any such an action.

16. Entire Agreement. This Agreement and the surviving terms of the other agreements referenced in it (as modified by this Agreement) represent the entire agreement and understanding between the Company and Serafini concerning Serafini’s separation from the Company and the events leading thereto and associated therewith, and otherwise supersedes and replaces any and all prior agreements and understandings concerning Serafini’s relationship with the Company.

17. No Oral Modification. This Agreement may only be amended in writing signed by Serafini and a duly authorized officer of the Company.

18. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice of law provisions.

19. Dispute Resolution. Unless otherwise prohibited by law or specified below, all disputes, claims, and causes of action (including but not limited to any claims of statutory discrimination of any type), in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, or to Serafini’s employment with the Company or the termination of that employment, shall be resolved solely and exclusively by

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final, binding and confidential arbitration before a single neutral arbitrator through Judicial Arbitration & Mediation Services/Endispute, Inc. (“JAMS”) under the then existing JAMS arbitration rules. Serafini understands and agrees that this provision waives his right to a jury trial on these claims. This arbitration shall be held in a mutually agreeable location or, if the parties are unable to agree, a location selected by JAMS. Nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

20. Counterparts Facsimile. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned, upon receipt of the original or faxed copy of the counterpart signed by the other Party’s legal counsel.

21. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice;

(c) They understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement; and

(e) This Agreement shall be binding upon the Parties and their respective agents, successors, representatives, heirs, administrators and assigns.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

RENOVIS, INC.

Dated: 12/22/06	By:	/s/ Corey Goodman
Corey Goodman, President and CEO

Dated: 12/21/06	/s/ Tito Serafini
Tito Serafini

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Exhibit A

January 3, 2007	Shares Vested	306,695

	Additional shares 12 months accelerated vesting per employment agreement	43,196

	Returned shares, vested and unvested, from 1/16/06 and 2/9/05 option grants	(85,000 – total 49,895 vested – 35,105 unvested)

	TOTAL	299,996

Allocation by grant	Grant Date	Vested
NQ	4/21/2000	55,555
FOUN	6/9/2000	88,888
ISO	5/9/2002	2,222
ISO	3/18/2003	44,444
ISO	8/22/2003	37,036
NQ	8/22/2003	22,963
NQ	9/24/2003	48,888
NQ	2/9/2005	returned shares
ISO	2/9/2005	returned shares
NQ	1/16/2006	returned shares
ISO	1/16/2006	returned shares
	TOTAL	299,996

*	ISO status changes to NQ after 90 days from January 3, 2007 Separation Date. Also, any ISOs exceeding the IRS limit will be converted to NQs upon acceleration

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Exhibit B

Renovis, Inc.

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by Renovis, Inc. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. NONDISCLOSURE

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the

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performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Nonassignable Inventions. This Agreement does not apply to an Invention, which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

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2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the

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Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in                      County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under

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this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely:                     , 20__.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:

(Signature)

(Printed Name)

ACCEPTED AND AGREED TO:

RENOVIS, INC.

By:
Name and Title:

MARLENE PERRY

SENIOR VICE PRESIDENT HUMAN RESOURCES

RENOVIS, INC.

2 CORPORATE DRIVE

SOUTH SAN FRANCISCO, CA 94080

Dated:

15.

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

2. Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:
(PRINTED NAME OF EMPLOYEE)

Date:

WITNESSED BY:

MARLENE PERRY

SENIOR VICE PRESIDENT OF HUMAN RESOURCES

A-1.

EXHIBIT B

TO: Renovis, Inc.

FROM:

DATE:

SUBJECT: Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by [Company] (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐ No inventions or improvements.

☐ See below:

____________________________________________________________________________________

____________________________________________________________________________________

____________________________________________________________________________________

☐  Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship
1.

2.

3.

☐  Additional sheets attached.

Confidential

1